                                                                                                            Exhibit 10.1

PROMISSORY NOTE

$965,000 USD                                                                                               Date: September 6, 2005

FOR VALUE RECEIVED, QUEST OIL CORP. (the “Promissor”) hereby promises to pay to COACH CAPITAL LLC, or such other holder for the time being hereof (the “Holder”), the
Principal amount of Nine Hundred Sixty-Five Thousand Five Hundred Dollars ($965,500) in United States currency (the “Principal Amount”) on October 30, 2005, and to pay interest thereon at the rate of ten per cent (10%) per annum calculated annually on so much of the Principal Amount as shall be outstanding from time to time, on October 30, 2005; provided that the Principal Amount may be prepaid in whole or in part at any time without notice.

Default in paying the Principal Amount or any interest shall, at the option of the Holder, render the entire balance then owing hereunder at once due and payable. Time shall be of the essence of this Note. Extension of time for payment of all or any part of the amount owing hereunder at any time or times, or failure of the Holder to enforce any of the rights or remedies hereunder shall not release the Promissor and shall not constitute a waiver of the rights of the Holder to enforce such rights and remedies thereafter.

Should suit be brought to recover on this Note, the Promissor promises to pay reasonable attorney’s fees and court costs in addition to the amount found to be due on this Note.

IN WITNESS WHEREOF the Promissor has executed this Note on September 6, 2005.

QUEST OIL CORP.

By:________________________
Authorized Signatory